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                                                                       Exhibit 5



                                      (201) 848-7301


                                      April 29, 1994


Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey  07417-1880

    Re:  Becton, Dickinson and Company
         1994 Restricted Stock Plan for
         Non-Employee Directors
         Form S-8 Registration Statement
         Under the Securities Act of 1933
         --------------------------------

Gentlemen:

    As Vice President and General Counsel of Becton, Dickinson and Company (the "Company"), I am familiar with all corporate action taken by the Company with respect to the adoption of the Company's 1994 Restricted Stock Plan for Non-Employee Directors (the "Plan"), and the authorization for the issuance under the Plan of a total of an additional 75,000 shares of the Common Stock, $1.00 par value, of the Company.

    On the basis of the foregoing, it is my opinion that the Company has taken all necessary and appropriate corporate action in connection with the adoption of the Plan and the authorization for issuance of the shares thereunder, and that the shares when issued and sold in the manner referred to in the Plan, will constitute legally issued, fully paid and non-assessable shares of Common Stock of the Company.

    I consent to the filing of this opinion as Exhibit 5 to the above-captioned Registration Statement and to the reference to me under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                      Very truly yours,

                                      /s/ John W. Galiardo

                                      John W. Galiardo
                                      Vice President and
                                      General Counsel

JWG/kjp